Exhibit 10.19

AGREEMENT AND GENERAL RELEASE

Celanese Corporation, it’s subsidiaries and its affiliates, (“Employer” or “Company”), 1601 West LBJ Freeway, Dallas, Texas 75234 and Michael L. Summers, his heirs, executors, administrators, successors, and assigns (“Employee”), agree that:

1.	Last Day of Employment (Departure Date). The last day of employment with Celanese is scheduled to be March 31, 2010, or such earlier date as the Company may determine in its sole discretion, but in no event earlier than January 1, 2010, (the “Departure Date”). Unless otherwise expressly agreed to by the Company, if Employee voluntarily resigns before the Departure Date, he shall immediately be removed from the payroll and forfeit all rights to the consideration set forth in Paragraphs 2(b), (c) and (h) below.

2.	Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, Employer and Employee agree:

a. Voluntary Resignation. Employee agrees to voluntarily resign from the Employer effective on the Departure Date. Effective as of the close of business on such Departure Date, Employee will resign from all positions he holds as a corporate officer of the Company (including without limitation any positions as an officer, employee and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, internal committee positions).

b. Separation Pay. The Company will pay an amount equal to his current annual base salary plus target bonus, for a total payment of $612,000, less any lawful deductions. Such amount shall be paid in installments as follows; (i) the first installment in the amount of $306,000 (representing 50% of the total payment) will be paid within 30 business days of the Departure Date, and (ii) the remaining $306,000 will be paid in thirteen (13) substantially equal bi-weekly installments that begin within 30 days of the Departure Date.

c. Bonus. Employee will be eligible to receive a full year bonus payout for 2009 and, if the Departure Date is after January 31, 2010, for 2010, a pro-rata bonus payout based on the number of full months of service completed 2010. The 2009 bonus payout will be paid to the Employee during the 2010 calendar year, but in no event later than March 15, 2010. The 2010 pro-rata bonus payout, if any, will be paid no later than May 1, 2010. The full year 2009 bonus and, if applicable, the pro-rata 2010 bonus payouts will be based on the target bonus for a salary level 2 employee (70% of annual base salary), without modification for Company performance or Employee’s individual performance (a 1.0 personal modifier). Accordingly, and subject to the foregoing, for purposes of the pro-rata bonus calculations under this section Employee will be credited $21,000 for each full month of service.

d. Equity and Long-Term Incentive Cash Awards. Except as otherwise set forth in this Section 2(d), Employee’s rights to any outstanding equity awards in connection with his termination of employment shall continue to be governed by the terms of the agreements pursuant to which such awards were granted (the “Equity Agreements”). For the purpose of the Equity Agreements, Employee shall be considered to have been terminated without “Cause,” as such term is defined in the Equity Agreements. The amounts payable under such Equity Agreements and set forth in this section are examples of the amounts to which Employee would be entitled to receive assuming the Departure Date is March 31, 2010. If the Company agrees to change the Departure Date, the pro-rated amounts below shall be adjusted accordingly. Employee acknowledges and agrees that he forfeits any and all rights to the 2009 Long-Term Incentive awards which were approved by the Compensation Committee of the Board of Directors of the Company on September 9, 2009.

Pursuant to the terms of the Employee’s time-vested Restricted Stock Unit Agreement dated July 23, 2008, 100% of the remaining unvested units (10,500 units) shall vest on the Departure Date.

Pursuant to the terms of the Employee’s Performance-Based Restricted Stock Unit Agreement dated July 23, 2008 the Employee will vest in a prorated target award of 4,125 RSUs (22/24ths) on the Departure Date. All remaining unvested restricted stock units issued pursuant to the Employee’s Performance-Based Restricted Stock Unit Agreement dated July 23, 2008 shall be canceled on the Departure Date with no additional consideration.

Pursuant to the terms of the Employee’s Performance-Vesting Restricted Stock Unit Award Agreement dated December 11, 2008, the Employee will vest in a prorated target award of 4,706 RSUs (16/34ths) that will vest on October 14, 2011 based on Company achievement of performance metrics. All remaining unvested restricted stock units issued pursuant to the Employee’s Performance-Vesting Restricted Stock Unit Award Agreement dated December 11, 2008 shall be canceled on the Departure Date with no additional consideration.

Pursuant to the terms of the Employee’s 2008 Long-Term Incentive Cash Award Agreement dated December 11, 2008, the Employee will vest in a prorated cash award of $170,588 (16/34ths) that will be payable on or after April 15, 2010. The remaining unvested cash award issued pursuant to the Employee’s 2008 Long-Term Incentive Cash Award Agreement dated December 11, 2008 shall be canceled on the Departure Date with no additional consideration.

e. Pension and 401(k) Plan Vesting. If Employee is eligible, the Employer will fulfill its obligations according to the terms of the respective Plans.

f. Unused Vacation. Employee will be entitled to four (4) weeks vacation for 2010. The Employer will pay to Employee wages for any unused vacation for 2010 and any approved vacation carried over from 2009 under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Employee, less any lawful deductions, will be payable within 30 days of the Departure Date; subject to the Employee providing the details of any vacation days utilized during 2009 and 2010 through the exit interview process.

g. Company Benefit Plans. Healthcare & dental plan coverage based on the Employee’s current health & dental plan elections will continue until the end of the month in which the Employee separates, in this case March 31, 2010 (assuming a March 31, 2010 Departure Date). All other normal Company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will continue through the Departure Date.

h. COBRA Reimbursement and Continued Medical Plan Coverage. If the Employee elects to continue his coverage (and the coverage of his eligible family members) under the Employer’s medical and dental plans for active employees pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employer will provide twelve (12) months of Company-paid COBRA health care coverage if elected by Employee.

Following the expiration of the Employee’s COBRA coverage, the Employee may continue his coverage (and the coverage of those eligible family members who have exhausted their COBRA coverage) under the Employer’s medical plan for active employees until the Employee attains age 65 provided that the Employee pays each required monthly premium no later than the thirtieth (30) day of the calendar month for which such monthly premium is due. The required monthly premium for this continued medical plan coverage shall be the greater of (i) the monthly COBRA premium under the Employer’s medical plan for active employees or (ii) the monthly retiree premium under the Employer’s medical plan for retirees, as applicable to the type of coverage elected by the Employee for each month of the Employee’s continued medical plan coverage. This right to continue medical plan coverage beyond the COBRA coverage period shall terminate as of the first day of the calendar month for which the Employee fails to timely pay the required monthly premium in full.

i. Return of Company Property. Employee will surrender to Employer, on his last day of employment, all Company materials, including, but not limited to his Company car, laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the Company credit card.

j. Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

3.	No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph 2 above, unless the Employee signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 16 below and the fulfillment of the promises contained herein.

4.	General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the Peoples Republic of China (PRC), U.K. and Germany, the Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Workers Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Sarbanes-Oxley Act of 2002;
•	The Texas Civil Rights Act, as amended;
•	The Texas Minimum Wage Law, as amended;
•	Equal Pay Law for Texas, as amended;
•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the United Kingdom.
•	Any public policy, contract, tort, or common law.
•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany.
•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

5.	Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that he has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

6.	Confidentiality. Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Employer or any persons employed or designated by the Employer), publish or make use of any such Confidential Information without the prior written consent of the Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

7.	Non-competition/Non-solicitation/Non-hire. Employee acknowledges and recognizes the highly competitive nature of the business of the Employer. Without the express written permission of Celanese, for a period of (52) weeks, following the Departure Date (the “Restricted Period”), Employee acknowledges and agrees that he will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Employer; or (ii) directly engage or become employed with any business that competes with the business of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by Celanese. In addition, for (2) years, Employee will not directly or indirectly solicit, nor hire employees of Celanese for employment. However, nothing in this provision shall restrict Employee from owning, solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

8.	Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.	Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.	Non-Disparagement. Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or his business.

11.	Future Cooperation after Departure Date. After retirement, Employee agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after retirement of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the Departure Date, at his current annual base pay, converted to an hourly rate of $173/hr. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred.

12.	Consulting Services. After the Departure Date, the Employer may, in its sole discretion, retain Employee as a Consultant. If retained, the Employee will be paid, 1/12 of his current base pay or $30,000 for each month he provides consulting services. The Employer may end the consulting engagement at its sole discretion by providing him 60 days notice of its’ intent to terminate the engagement.

13.	Injunctive Relief. Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

14.	Review Period. Employee is hereby advised he has until November 28, 2009, or forty-five (45) calendar days, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

15.	Revocation Period and Effective Date. In the event that Employee elects to sign and return to the Company a copy of this Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after the Employee signs this Agreement at which time the Revocation Period shall expire.

16.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

17.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Employee on or about August 12, 2008 shall remain in full force and effect, except as such Equity Agreements are modified by Section 2(d) of this Agreement.

18.	HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

Employee	Celanese Corporation:

By: ___/s/ Michael L. Summers	By:___/s/ Steven M. Sterin
Michael L. Summers	Steven M. Sterin

Date: November 11, 2009	Date: November 16, 2009